Suri & Co.
CHARTERED ACCOUNTANTS

Offices: Chennai, Madurai, Coimbatore, Thiruvananthapuram, Coonoor, Bengaluru, Kochi & Mumbai

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form S-3/A of Scienture Holdings, Inc. of our report dated 31st July 2024 relating to the Financial Statements of Scienture, Inc. as of and for the years ended December 31, 2023 and 2022 which appears in this Registration Statement. We also consent to the reference to us under the heading "Experts" in such Registration Statement.

/s/ Suri & Co., Chartered Accountants

No. 443 & 445 Guna Complex, Chennai

Date: August 22, 2025
Place: Chennai, India

suriandco.com
chennai@suriandco.com
+91 - 44 - 28251140 / 1150, +91-9840012508
Guna Complex, No. 443 & 445.4th Floor. Main Building, Anna Salai, Teynampet, Chennai - 600 018
GSTIN - 33AABFS5023Q1Z2